Contact:          Thomas J. Linneman                       For immediate release
                  513-661-0457



             Cheviot Financial Corp. Reports First-Quarter Earnings


CINCINNATI, Ohio - April 23, 2010 - Cheviot Financial Corp. (NASDAQ: CHEV), the parent company of Cheviot Savings Bank, today reported net earnings for the first fiscal quarter of 2010 of $503,000, or $0.06 cents per share compared with net earnings of $293,000, or $0.03 cents per share for the first fiscal quarter of 2009. The increase in net income during the three months ended March 31, 2010 as compared to the period ended March 31, 2009 reflects the positive impact of a steeper yield curve on Cheviot Savings Bank net interest income.

The earnings per share for the three months ended March 31, 2010 were based on weighted average shares outstanding of 8,725,873 as compared with weighted average shares outstanding of 8,693,964 for the comparable 2009 period.

During the first quarter net interest income increased $239,000 while the provision for losses on loans decreased $297,000, other income decreased $49,000, general, administrative and other expenses increased $118,000, and provision for federal income taxes increased $159,000. During the three months ended March 31, 2010, the company recorded a provision for losses on loans totaling $40,000 and allocated approximately $34,000 in reserves for real estate acquired through foreclosure. At March 31, 2010, the allowance for losses on loans was 28.0% of nonperforming assets and 0.42% of total loans.

Commenting on the Company's performance, President and Chief Executive Officer Thomas J. Linneman stated, "During the past year the national and local economy has had unprecedented challenges. We have continued to operate Cheviot Savings Bank in a conservative manner, serving our community. We are well capitalized and profitable institution. We believe that as the country comes out of the severe recession, Cheviot Savings is well positioned to provide services to our communities."

At March 31, 2010, Cheviot Financial Corp. had consolidated total assets of $349.6 million, total liabilities of $280.5 million, including deposits of $239.0 million, and shareholders' equity of $69.1 million, or 19.8% of total assets. At March 31, 2010, the Savings Bank exceeded all capital adequacy requirements with tangible, core and risk-based capital ratios of 16.0%, 16.0% and 33.2%.

Cheviot Savings Bank was established in 1911 and currently has six full-service offices in Hamilton County, Ohio.

                                      # # #

Unaudited financial statements follow.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this release which are not historical facts are forward-looking and involve risks and uncertainties. The company undertakes no obligation to update any forward-looking statement.

                             Cheviot Financial Corp.
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                 (In thousands)
                                   (Unaudited)

                                                                        At                        At
                                                                      March 31,              December 31,
               ASSETS                                                  2010                      2009

Cash and cash equivalents                                              $  6,144                $ 11,283
Investment securities                                                    83,640                  66,515
Loans receivable                                                        242,527                 247,002
Other assets                                                             17,245                  17,060
                                                                       --------                --------
      Total assets                                                     $349,556                $341,860
                                                                       ========                ========
      LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits                                                               $238,950                $235,904
Advances from the FHLB                                                   38,221                  33,672
Other liabilities                                                         3,288                   3,534
                                                                       --------                --------
      Total liabilities                                                 280,459                 273,110
Shareholders' equity                                                     69,097                  68,750
                                                                       --------                --------
      Total liabilities and shareholders' equity                       $349,556                $341,860
                                                                       ========                ========




                             Cheviot Financial Corp.
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                        (In thousands, except share data)
                                   (Unaudited)

                                                                                             Three months ended
                                                                                                 March 31,
                                                                                            2010             2009
Total interest income                                                                     $ 4,007          $ 4,332
Total interest expense                                                                      1,281            1,845
                                                                                          -------          -------
      Net interest income                                                                   2,726            2,487

Provision for losses on loans                                                                  40              337
                                                                                          -------          -------
      Net interest income after provision for losses on loans                               2,686            2,150

Other income                                                                                  182              231
General, administrative and other expense                                                   2,098            1,980
                                                                                          -------          -------
      Earnings before federal income taxes                                                    770              401

Federal income taxes                                                                          267              108
                                                                                          -------          -------
      NET EARNINGS                                                                        $   503          $   293
                                                                                          =======          =======
Earnings per share - basic and diluted                                                    $  0.06          $  0.03
                                                                                          =======          =======